                                                                   Exhibit 11.1


             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



AETHER SYSTEMS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE


                                                     Computation of Earnings
                                                         per Common Share
                                -----------------------------------------------------------------
                                             (in thousands, except per share data)

                                        Three Months Ended               Six Months Ended
                                          June 30, 1999                    June 30, 1999
                                -------------------------------   -------------------------------
                                Net Loss     Shares   Per Share   Net Loss    Shares    Per Share
                                --------     ------   ---------   --------    ------    ---------
BASIC EPS
Pro forma net loss available
  To common shareholders         (2,918)     19,878     (0.15)    (4,320)     19,878      (0.22)

EFFECT OF DILUTIVE SHARES
Stock options                        --          --        --          --         --         --
                                 ------      ------     -----      ------     ------      -----

DILUTIVE EPS (1)
Pro forma net loss available
 to common shareholders          (2,918)     19,878     (0.15)    (4,320)     19,878      (0.22)
                                 ------      ------     -----      ------     ------      -----


                                                        Computation of Earnings
                                                            per Common Share
                                  --------------------------------------------------------------------
                                                  (in thousands, except per share data)

                                         Three Months Ended                  Six Months Ended
                                            June 30, 2000                      June 30, 2000
                                  -------------------------------    ---------------------------------
                                  Net Loss     Shares   Per Share    Net Loss     Shares     Per Share
                                  --------     ------   ---------    --------     ------     ---------
BASIC EPS
Pro forma net loss available
  To common shareholders          (89,914)     38,031     (2.36)     (123,185)    33,765       (0.07)

EFFECT OF DILUTIVE SHARES
Stock options                          --          --        --             --        --          --
                                  -------     -------     -----      ---------   -------       -----

DILUTIVE EPS (1)
Pro forma net loss available
 to common shareholders           (89,914)     38,031     (2.36)     (123,185)    33,765       (0.07)
                                  -------     -------     -----      --------    -------       -----


1. Options and warrants to purchase approximately 7.010 million and 2.865 million shares of common stock were outstanding at June 30, 2000 and 1999 respectively and were not included in the computation of pro forma diluted earnings per share because the effect would have been antidilutive. Additionally, effective March 22, 2000, the Company issued $310.5 million of %6 convertible subordinated notes due 2005, which are convertible at a price of $243.95 (or 4.0992 shares per $1,000 principal amount of notes, subject to adjustment. These notes were not considered in the calculation of the pro forma diluted earnings per share because the effect would have been antidilutive.